UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) May 12, 2005

                             SHELTER PROPERTIES V
            (Exact name of Registrant as specified in its charter)


            South Carolina            0-11574                 57-0721855
      (State or other jurisdiction  (Commission            (I.R.S. Employer
         of incorporation or        File Number)        Identification Number)
           organization)
                                55 Beattie Place
                              Post Office Box 1089
                        Greenville, South Carolina 29602
                    (Address of principal executive offices)


                                 (864) 239-1000
                           (Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Shelter Properties V (the "Registrant") owns a 99.99% interest in Foxfire Apartments V Limited Partnership, a South Carolina limited partnership (the "Partnership"). The Partnership owns Foxfire Apartments, a 266-unit apartment complex located in Atlanta, Georgia ("Foxfire"). On May 12, 2005, the Partnership, and seven other partnerships that own apartment complexes containing 1,554 units, collectively (the "Selling Partnerships"), entered into a Purchase and Sale Contract (the "Purchase Agreement") with a third party, The Bethany Group, LLC, a California limited liability company (the "Purchaser") to sell the eight apartment complexes owned by the Partnerships to the Purchaser for a total sales price of $102,547,082, of which $10,445,347 represents the sales price for Foxfire. Each of the Selling Partnerships is affiliated with AIMCO Properties, L.P., an affiliate of the general partner of the Partnership ("AIMCO Properties").

The  following  is a  summary  of the  terms  and  conditions  of  the  Purchase
Agreement, which summary is qualified in its entirety by reference to the Purchase Agreement, a copy of which will be filed with the Registrant's Form 10-QSB for the quarterly period ended June 30, 2005.

PURCHASE PRICE. The total purchase price is $102,547,082, of which $10,445,347 represents the sales price for Foxfire, subject to certain prorations and adjustments at the closing. The Purchaser delivered an initial deposit of $969,192, of which $98,721 is allocated to the Partnership.

CLOSING. The expected closing date for the transaction is June 30, 2005. The Purchaser has the right to extend the closing for up to twenty-nine days by delivering written notice and delivering an additional (non-refundable) payment of $969,192, of which $98,721 would be allocated to the Partnership. The Purchaser has the right to extend the closing an additional eighteen days by delivering written notice and delivering an additional (non-refundable) payment of $646,128, of which $65,814 would be allocated to the Partnership. AIMCO Properties, in its capacity as representative of the Selling Partnerships, has the right to condition the closing of Foxfire upon, among other things, the closing of the eight other properties. Furthermore, the Purchaser is also contracting to purchase four additional properties from affiliates of AIMCO Properties pursuant to a separate purchase and sale agreement. If the Purchaser terminates, or has the right to terminate, the additional purchase and sale agreement, the Selling Partnerships shall have the option to terminate their agreement as well. The closing is also subject to customary closing conditions and deliveries.

COSTS AND FEES. With respect to Foxfire, the Purchaser will pay all of the mortgage taxes, transfer taxes, and recording costs, any premiums or fees required to be paid with respect to the title policy and one half of the customary closing costs of the escrow agent. The Partnership will pay the base premium of the title policy and one-half of the customary closing costs of the escrow agent. With respect to the other seven apartment complexes, the costs and fees to be paid by the Purchaser and respective selling partnership vary according to the state the apartment complex is located.

REPRESENTATIONS AND WARRANTIES. The Partnerships and the Purchaser each made limited representations and warranties to the other.

RISK OF LOSS. The risk of loss or damage to the eight apartment complexes by reason of any insured or uninsured casualty during the period through and including the closing date will be borne by the Partnerships. The Partnerships must maintain all of their existing insurance coverage on the eight apartment complexes in full force and effect until the closing date.

ASSIGNMENT. With the exception of an assignment to an affiliate of the Purchaser, the Purchase Agreement is not assignable by the Purchaser without first obtaining the prior written approval of the Partnerships.

DEFAULTS AND REMEDIES. If the Purchaser defaults in its obligations to deliver when required any required deposits, the purchase price or any other specified deliveries, then, immediately and without notice or cure, the Purchaser shall forfeit such deposits to the Partnerships, and neither party shall be obligated to proceed with the purchase and sale of the eight apartment complexes. The Partnerships expressly waive the remedies of specific performance and additional damages for any such defaults by the Purchaser.

If the Partnerships, prior to the closing, default in their representations, warranties, covenants, or obligations then the Purchaser has the option of (i) terminating the Purchase Agreement, having returned any deposits made by the Purchaser, and recovering, as its sole recoverable damages its documented direct and actual out-of-pocket expenses and costs up to $45,000 per apartment complex or (ii) seeking specific performance of the Partnerships' obligation to deliver the deed pursuant.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                SHELTER PROPERTIES V
                                (a South Carolina Limited Partnership)

                                By: Shelter Realty V Corporation
                                    Corporate General Partner

                                By: /s/Martha L. Long
                                    Martha L. Long
                                    Senior Vice President


                               Date: May 18, 2005